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                                                                    EXHIBIT 12.1


                       SERVICE CORPORATION INTERNATIONAL
                       RATIO OF EARNINGS TO FIXED CHARGES


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                                                                    Nine Months Ended September 30,
                                                                         1999            1998
-----------------------------------------------------------------------------------------------------
                                                                   (Thousands, except ratio amounts)

Pretax income from continuing operations .......................       $ 234,799       $ 437,119

Undistributed income of less than 50% owned equity investees ...          (1,337)         (5,814)
Minority interest in income of majority owned subsidiaries
 with fixed charges ............................................             257             320
Add fixed charges as adjusted (from below) .....................         201,360         146,651
                                                                       ---------       ---------
                                                                       $ 435,079       $ 578,276
                                                                       ---------       ---------

Fixed charges:
 Interest expense:
          Corporate ............................................       $ 173,359       $ 126,386
          Financial service ....................................           8,689           7,372
          Capitalized ..........................................           1,250           2,431
 Amortization of debt costs ....................................             254            (396)
 1/3 of rental expense .........................................          19,058          13,289
                                                                       ---------       ---------
Fixed charges ..................................................         202,610         149,082
 Less:  Capitalized interest ...................................          (1,250)         (2,431)
                                                                       ---------       ---------
Fixed charges as adjusted ......................................       $ 201,360       $ 146,651
                                                                       =========       =========

Ratio (earnings divided by fixed charges) ......................            2.15            3.88
                                                                       =========       =========

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